Exhibit 5.1

Reinsurance Group of America, Incorporated®

William L. Hutton

Executive Vice President, General Counsel and Secretary

June 5, 2020

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary for Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”). I am furnishing this letter in connection with the issuance by the Company of 6,172,840 shares of the common stock of the Company, par value $0.01 per share (the “Shares”) pursuant to the Underwriting Agreement, dated June 2, 2020 (the “Underwriting Agreement”), by and among the Company and Barclays Capital Inc. and J.P. Morgan Securities LLC, as Representatives of the several underwriters named in Schedule 1 therein (collectively, the “Underwriters”).

I have reviewed and am familiar with the automatic shelf Registration Statement on Form S-3 (File No. 333-238511) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), which became effective upon filing on May 20, 2020, and with the form of the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement, dated May 20, 2020, June 2, 2020 and June 2, 2020, respectively, which the Company filed with the Commission pursuant to Rule 424(b) under the Securities Act. I have reviewed the Underwriting Agreement. I have also reviewed the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company. I am familiar with the corporate proceedings taken by the Company to authorize the issuance and sale of the Shares by the Company to the Underwriters pursuant to the Underwriting Agreement.

In connection herewith, I have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company, the representations and warranties set forth in the Underwriting Agreement, and such other corporate records, documents, certificates and instruments as I have deemed necessary or appropriate in order to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the legal competence and capacity of each person executing documents, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as certified or photostatted copies, or drafts of documents to be executed, and the due authorization, execution and delivery of all agreements. I have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

1.

The Shares have been duly authorized for issuance and upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws, statutes, rules or regulations other than the laws of the State of Missouri (other than the blue sky or securities laws of such state, as to which I render no opinion). The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering my opinion, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the use of my name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ William L. Hutton

William L. Hutton, Esq.